Exhibit 10.1

WAIVER AND AMENDMENT NO. 8
TO REVOLVING CREDIT, TERM LOAN AND SECURITY AGREEMENT

THIS WAIVER AND AMENDMENT NO. 8 (this “Agreement”) is entered into as of March 11, 2010, by and among BEST ENERGY SERVICES, INC (f/k/a HYBROOK RESOURCES CORP.), a corporation organized under the laws of the State of Nevada (“Best”), BOB BEEMAN DRILLING COMPANY, a corporation organized under the laws of the State of Utah (“BBD”) and BEST WELL SERVICE, INC., a corporation organized under the laws of the State of Kansas (“BWS”) (Best, BBD and BWS, each a “Borrower”, and collectively “Borrowers”), the financial institutions party hereto (collectively, the “Lenders” and individually a “Lender”) and PNC BANK, NATIONAL ASSOCIATION (“PNC”), as agent for Lenders (PNC, in such capacity, the “Agent”).

BACKGROUND

Borrowers, Lenders and Agent are parties to that certain Revolving Credit, Term Loan and Security Agreement dated as of February 14, 2008 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”) pursuant to which Agent and Lenders provide Borrowers with certain financial accommodations.

Borrowers have requested that Agent and Lenders waive certain Events of Default that have occurred and are continuing and amend certain provisions of the Loan Agreement as hereafter provided, and Agent and Lenders are willing to do so on the terms and conditions hereafter set forth.

NOW, THEREFORE, in consideration of any loan or advance or grant of credit heretofore or hereafter made to or for the account of Borrowers by Agent or Lenders, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.             Definitions.  All capitalized terms not otherwise defined or amended herein shall have the meanings given to them in the Loan Agreement.

2.             Reservation of Rights: Borrowers acknowledge that the Events of Default set forth on Schedule I hereto (collectively, the “Existing Defaults”) have occurred and are continuing under the Loan Agreement.

Subject to Section 3 of this Agreement, Borrowers further acknowledge that:

(a)           As a result of the Existing Defaults, Agent has the immediate right to exercise its rights and remedies under the Loan Agreement, the Other Documents or at law.

(b)           To the extent Agent makes any additional Advances after the date hereof, such Advances shall not constitute either a waiver of, nor agreement to forbear by Agent with respect to, any past, present or future violation, Event of Default under the Loan Agreement or the Other Documents, including, without limitation, the Existing Defaults.  No such additional Advances by Agent shall, directly or indirectly, in any way whatsoever, impair, prejudice or otherwise adversely effect Agent’s right at any time and from time to time to exercise any right, privilege or remedy in connection with the Loan Agreement or related documents or amend or alter the provisions of the Loan Agreement or the Other Documents or constitute a course of dealing or other basis for altering any Obligation of Borrowers or any other Person or any right, privilege or remedy of Agent under the Loan Agreement or the Other Documents.

(c)           Although Agent is not presently taking any immediate action with respect to any of the Existing Defaults except as set forth above, Agent hereby reserves all its rights and remedies under the Loan Agreement, the Other Documents and applicable law, and its election not to exercise any such right or remedy at the present time shall not (a) preclude Agent from ceasing at any time to make Advances, (b) limit in any manner whatsoever Borrowers’ obligation to comply with, and Agent’s right to insist on Borrowers’ compliance with, each and every term of the Loan Agreement and the Other Documents or (c) constitute a waiver of any Event of Default or any right or remedy available to Agent under the Loan Agreement, the Other Documents or applicable law, and Agent hereby expressly reserves its rights with respect to the same.

(d)           No failure or delay on the part of Agent in exercising any right or remedy under the Loan Agreement and no course of dealing between Borrowers and Agent shall operate as a waiver of any such right or remedy nor shall any single or partial exercise of any right or remedy under the Loan Agreement preclude any other or further exercise thereof or the exercise of any other right or remedy under the Loan Agreement.  Agent expressly reserves all of its rights and remedies under the Loan Agreement.

3.           Conditional Waiver.  Subject to the satisfaction of Section 5 below, upon the occurrence of the Initial Equity Proceeds Application Date (as defined in the Loan Agreement after giving effect to this Agreement), as determined by Agent in its sole discretion, Agent and Lenders hereby waive the Existing Defaults.  Notwithstanding the foregoing, the conditional waiver of the Existing Defaults set forth above does not establish a course of conduct between Borrowers, Agent and Lenders and the Borrowers hereby agree that Agent and Lenders are not obligated to waive any future Events of Default under the Loan Agreement or the Other Documents.

4.           Amendment.  Subject to the satisfaction of Section 5 below, the Loan Agreement is hereby amended as follows:

(a)           Section 1.2 of the Loan Agreement is hereby amended by inserting  the following defined term in its appropriate alphabetical order:

“Initial Equity Proceeds Application Date” means the date on which the amount of funds deposited into the escrow account established at PNC in connection with the issuance of Equity Interests by Best totals at least $1,000,000 and such funds are released from escrow and are applied to repay Revolving Advances outstanding under this Agreement.

(b)           Section 1.2 of the Loan Agreement is hereby amended by amending and restating the following defined terms to read in their entirety as set forth below:

“Minimum Rig Utilization” shall mean, for any applicable period, the aggregate number of hours billed for Rigs of BWS during such period.

“First Special Advance Period” shall mean the period commencing on March 9, 2010 and ending on March 20, 2010.

“Second Special Advance Period” shall mean the period commencing upon March 21, 2010 and ending on the earlier to occur of (x) a Successful Equity Offering or (y) March 31, 2010.

“Special Advance Amount” shall mean (w) $2,400,000 during the First Special Advance Period, (x) during the Second Special Advance Period, the lesser of (I) $1,750,000 and (II) the difference between (a) $2,400,000 and (b) 65% of the net cash proceeds received by Best from the issuance of any Equity Interests, (y) during the Third Special Advance Period,  the lesser of (I) $1,000,000 and (II) the difference between (a) $2,400,000 and (b) 65% of the net cash proceeds received by Best from the Successful Equity Offering and (z) $0 at all other times; provided that for the avoidance of doubt, if a Successful Equity Offering has not occurred on or prior to March 31, 2010, the Special Advance Amount shall be $0 at all times on and after such date.

“Successful Equity Offering” means an offering of Equity Interests by Best that results in Best receiving by no later than March 31, 2010, net cash proceeds in an amount not less than $2,150,000 on terms and conditions satisfactory to Agent in its sole discretion, and all net proceeds of which are used to repay outstanding Revolving Advances.

“Third Special Advance Period” shall mean the period commencing upon the occurrence of a Successful Equity Offering and ending on March 31, 2011.

(c)           Section 2.21(a) of the Loan Agreement is hereby amended by deleting the fourth, fifth and sixth sentences thereof.

(d)           Sub-clause (d) of Section 4.3 is hereby amended to read in its entirety as set forth below:

“(d) dispositions of Equipment for cash to the extent that such cash proceeds are remitted to Agent to be applied pursuant to Section 2.21(a).”

(e)           Sections 6.5(a), (b) and (c) are hereby amended to read in their entirety as set forth below:

“(a)           Fixed Charge Coverage Ratio.  Cause to be maintained as of the end of each fiscal quarter set forth below, for the twelve month period ending on the last day of such fiscal quarter, a Fixed Charge Coverage Ratio of not less than the ratio set forth in the table below for such period:

Twelve Month Period Ending:	Minimum Fixed Charge Coverage Ratio:
March 31, 2010	No Test
June 30, 2010	No Test
September 30, 2010	No Test
December 31, 2010	No Test
March 31, 2011 and each fiscal quarter ending thereafter	1.00 to 1.0

(b)           Minimum EBITDA.  Maintain as of the end of each fiscal quarter set forth below, for the applicable period ending on the last day of such fiscal quarter, EBITDA of Borrowers on a Consolidated Basis of at least the amount set forth opposite such fiscal quarter:

Period:	Minimum EBITDA
Three month period ending March 31, 2010	$130,000
Six month period ending June 30, 2010	$700,000
Nine month period ending September 30, 2010	$1,400,000
Twelve month period ending December 31, 2010	$2,200,000
Twelve month period ending March 31, 2011 and each twelve month period ending on the final day of each fiscal quarter thereafter	No Test

(c)  Minimum Rig Utilization.  Cause to be maintained as of the end of each fiscal quarter set forth below, for the applicable period ending on the last day of such fiscal quarter, Minimum Rig Utilization for BWS of not less than the number set forth in the table below opposite such fiscal quarter:

Period:	Minimum Rig Utilization:
Three month period ending March 31, 2010	5,325 hours
Six month period ending June 30, 2010	14,825 hours
Nine month period ending September 30, 2010	25,450 hours
Twelve month period ending December 31, 2010	36,225 hours
Twelve month period ending March 31, 2011 and each twelve month period ending on the final day of each fiscal quarter thereafter	47,125 hours

(f)            Section 6.5 is hereby amended by adding the following clause (d) to the end thereof:

(d)           Minimum Repayments of Term Loan from Sales of BBD Equipment.  Cause as of the end of each period set forth below, for the applicable period ending on the last day of such period, mandatory repayments of the Term Loan from the sale of Equipment owned by BBD of not less than the amounts set forth in the table below opposite such period:

Period:	Amount:
One month period ending March 31, 2010	$375,000
Three month period ending May 31, 2010	$975,000
Five month period ending July 31, 2010	$1,575,000
Seven month period ending September 30, 2010	$2,175,000
Nine month period ending November 30, 2010	$2,775,000
Eleven month period ending January 31, 2011	$3,375,000
Thirteen month period ending March 31, 2011	$3,750,000

(g)           Section 9.7 of the Loan Agreement is hereby amended by adding the following sentence to the end thereof:

“Notwithstanding the foregoing, Borrowers shall furnish Agent audited financial statements for the fiscal year ended December 31, 2009, no later than March 31, 2010.”

(h)           Section 9.9 if the Loan Agreement is hereby amended by adding the following sentence to the end thereof:

“Notwithstanding the foregoing, Borrowers shall furnish Agent monthly financial statements for the month ended January 31, 2010 no later than March 15, 2010.”

5.             Conditions of Effectiveness.  This Agreement shall become effective when Agent shall have received:

(a)           four (4) copies of this Agreement executed by the Required Lenders and each Borrower;

(b)           the $5,000 portion of the Closing Amendment Fee (as defined in Section 6 below) payable on the date hereof; and

(c)           such other certificates, instruments, documents, agreements and opinions of counsel as may be required by Agent or its counsel, each of which shall be in form and substance satisfactory to Agent and its counsel.

6.             Amendment Fees.  As consideration for entering into this Agreement, Borrowers agree to:

(a)           pay to Agent, for the ratable benefit of the Lenders, an amendment fee in the amount of $10,000 (the “Closing Amendment Fee”), which fee shall be fully earned on the date hereof and which fee shall be payable (x) $5,000 on the date of this Agreement and shall be charged to Borrowers’ Account and (y) $5,000 on April 10, 2010 or upon demand by Agent after the occurrence of a Default or an Event of Default, and which may be charged to Borrower’s Account on such date.

(b)           pay to Agent, for the ratable benefit of the Lenders, the Contingent Amendment Fee (as defined in Amendment No. 5) to the extent payable pursuant to (i) Section 6(b) of that certain Waiver and Amendment No. 5 to Revolving Credit, Term Loan and Security Agreement, dated January 13, 2010 (“Amendment No. 5”), (ii) Section 6(b) of that certain Waiver and Amendment No. 6 to Revolving Credit, Term Loan and Security Agreement, dated February 3, 2010 (“Amendment No. 6”) and (iii) Section 6(b) of that certain Waiver and Amendment No. 7 to Revolving Credit, Term Loan and Security Agreement, dated February 19, 2010 (“Amendment No. 7”); and

(c)            issue to Agent, on the date of this Agreement,  a common stock purchase warrant in form and substance satisfactory to Agent, for 250,000 shares of common stock of Best at an exercise price of $0.10 per share (the “Additional Warrant”), it being understood that the New Warrant is being issued in addition to the New Warrant delivered pursuant to Section 6(c) of Amendment No. 7.

7.	Conditions Subsequent.

(a)           The Initial Equity Proceeds Application Date shall have occurred by no later than March 20, 2010.

(b)           A Successful Equity Offering shall have occurred by no later than March 31, 2010, on terms and conditions satisfactory to Agent in its sole discretion, and all proceeds of a Successful Equity Offering shall be used to repay the outstanding Revolving Advances.

8.             Representations, Warranties and Covenants.  Each Borrower hereby represents, warrants and covenants as follows:

(a)           This Agreement and the Loan Agreement constitute legal, valid and binding obligations of such Borrower and are enforceable against such Borrower in accordance with their respective terms.

(b)           Upon the effectiveness of this Agreement, each Borrower hereby reaffirms all covenants, representations and warranties made in the Loan Agreement to the extent the same are not amended or waived hereby and agrees that all such covenants, representations and warranties shall be deemed to have been remade as of the effective date of this Agreement.

(c)           The execution, delivery and performance of this Agreement and all other documents in connection therewith has been duly authorized by all necessary corporate action, and does not contravene, violate or cause the breach of any agreement, judgment, order, law or regulation applicable to any Borrower.

(d)           No Event of Default or Default has occurred and is continuing or would exist after giving effect to this Agreement (other than the Existing Defaults).

(e)           No Borrower has any defense, counterclaim or offset with respect to the Loan Agreement or the Obligations.

9.             Effect on the Loan Agreement.

(a)           Upon the effectiveness of this Agreement, each reference in the Loan Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import shall mean and be a reference to the Loan Agreement as amended hereby.  Except as specifically amended herein, the Loan Agreement, and all other documents, instruments and agreements executed and/or delivered in connection therewith, shall remain in full force and effect, and are hereby ratified and confirmed.  This Agreement shall constitute an “Other Document” for all purposes under the Loan Agreement.

(b)           Except as expressly provided herein, the execution, delivery and effectiveness of this Agreement shall not operate as a waiver of any right, power or remedy of Agent or any Lender, nor constitute a waiver of any provision of the Loan Agreement, or any other documents, instruments or agreements executed and/or delivered under or in connection therewith.

10.           Release.  The Borrowers hereby acknowledge and agree that:  (a) neither they nor any of their Affiliates have any claim or cause of action against Agent or any Lender (or any of Agent’s or any Lender’s Affiliates, officers, directors, employees, attorneys, consultants or agents) and (b) Agent and each Lender have heretofore properly performed and satisfied in a timely manner all of their respective obligations to the Borrowers under the Loan Agreement and the Other Documents.  Notwithstanding the foregoing, Agent and each Lender wish (and the Borrowers agree) to eliminate any possibility that any past conditions, acts, omissions, events or circumstances would impair or otherwise adversely affect any of Agent’s or such Lender’s rights, interests, security and/or remedies under the Loan Agreement and the Other Documents.  Accordingly, for and in consideration of the agreements contained in this Agreement and other good and valuable consideration, each Borrower (for itself and its Affiliates and the successors, assigns, heirs and representatives of each of the foregoing) (each a “Releasor” and collectively, the “Releasors”) does hereby fully, finally, unconditionally and irrevocably release and forever discharge Agent, each Lender and each of their respective Affiliates, officers, directors, employees, attorneys, consultants and agents (each a “Released Party” and collectively, the “Released Parties”) from any and all debts, claims, obligations, damages, costs, attorneys’ fees, suits, demands, liabilities, actions, proceedings and causes of action, in each case, whether known or unknown, contingent or fixed, direct or indirect, and of whatever nature or description, and whether in law or in equity, under contract, tort, statute or otherwise, which any Releasor has heretofore had or now or hereafter can, shall or may have against any Released Party by reason of any act, omission or thing whatsoever done or omitted to be done on or prior to the date hereof arising out of, connected with or related in any way to this Agreement, the Loan Agreement or any Other Document, or any act, event or transaction related or attendant thereto, or Agent’s or any Lender’s agreements contained therein, or the possession, use, operation or control of any of the assets of agreements contained therein, or the possession, use, operation or control of any of the assets of the Borrowers, or the making of any advance, or the management of such advance or the Collateral.

11.           Governing Law.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and shall be governed by and construed in accordance with the laws of the State of New York (other than those conflict of law rules that would defer to the substantive law of another jurisdiction).

12.           Cost and Expenses.   Borrowers hereby agree to pay the Agent, on demand, all costs and reasonable expenses (including reasonable attorneys’ fees and legal expenses) incurred in connection with this Agreement and any instruments or documents contemplated hereunder.

13.           Headings.  Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

14.           Counterparts; Facsimile Signatures.  This Agreement may be executed by the parties hereto in one or more counterparts of the entire document or of the signature pages hereto, each of which shall be deemed an original and all of which taken together shall constitute one and the same agreement.  Any signature received by facsimile or electronic transmission shall be deemed an original signature hereto.

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IN WITNESS WHEREOF, this Agreement has been duly executed as of the day and year first written above.

PNC BANK, NATIONAL ASSOCIATION,
as Lender and as Agent

By: /s/ A. Roger Craig
Name: A. Roger Craig
Title: Vice President

BEST ENERGY SERVICES, INC.

By: /s/ Mark G. Harrington
Name: Mark G. Harrington
Title: Chairman and CEO

BOB BEEMAN DRILLING COMPANY

By: /s/ Mark G. Harrington
Name: Mark G. Harrington
Title: Chairman and CEO

BEST WELL SERVICE, INC.

By: /s/ Mark G. Harrington
Name: Mark G. Harrington
Title: Chairman and CEO

[Signature Page to Waiver and Amendment No. 8]

SCHEDULE I

Existing Defaults

1.  Events of Default as a result of the failure of Borrowers to deliver to Agent the monthly financial statements required pursuant to Section 9.9 of the Loan Agreement for the months ended July 31, 2009, August 31, 2009 and January 31, 2010, in each case, during the time periods required by said Section.

2.  Events of Default as a result of the aggregate balance of Revolving Advances outstanding exceeding the Formula Amount less, the aggregate Maximum Undrawn Amount of all issued and outstanding Letters of Credit, in violation of Section 2.5 of the Loan Agreement

3.  An Event of Default as a result of the Borrowers’ failure to comply with the Minimum EBITDA covenant set forth in Section 6.5(b) of the Loan Agreement for the three month period ended September 30, 2009 and the three month period ended December 31, 2009.

4.  An Event of Default as a result of the Borrowers’ failure to comply with the Minimum Rig Utilization covenant set forth in Section 6.5(c) of the Loan Agreement for the three month period ended September 30, 2009.

5. An Event of Default as a result of the Borrowers’ failure to satisfy the conditions subsequent set forth in Section 7 of Amendment No. 5.

6. Events of Default as a result of the failure of Borrowers to deliver to Agent the quarterly financial statements required pursuant to Section 9.8 of the Loan Agreement for the quarter ended December 31, 2009 during the time period required by said Section.

7. An Event of Default as a result of the Borrowers’ failure to satisfy the conditions subsequent set forth in Sections 7(b) and (c) of Amendment No. 6.

8.  An Event of Default as a result of the Borrowers’ failure to satisfy the conditions subsequent set forth in Section 7 of Amendment No. 7.